Exhibit 99.1

SUBSCRIPTION AGREEMENT

Forex International Trading Corp.
1618 N. Fairfax Avenue
Los Angeles, California 90046

Dear Sir:

      Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing ___________________________________

(__________) shares of Common Stock of Forex International Trading Corp. (the “Company”) at a price of $0.01 per Share (the “Subscription Price”).  Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Price for such Shares.  Purchaser further confirms that Mr. Moshe Schnapp solicited him/her/it to purchase the shares of Common Stock of the Company and no other person participated in such solicitation other than Mr. Schnapp.

      Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.   Purchaser is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of its investments, and to make an informed decision relating thereto, and to protect its own interests in connection with the purchase of the Common Stock.  Purchaser is purchasing the shares of Common Stock as principal for its own account.  Purchaser is purchasing the Common Stock for investment purposes only and not with an intent or view towards further sale or distribution (as such term is used in Section 2(11) of the Securities Act) thereof, and has not pre-arranged any sale with any other purchaser.  Purchaser acknowledges that the purchase of the Common Stock involves a high degree of risk, is aware of the risks and further acknowledges that it can bear the economic risk of the shares of Common Stock, including the total loss of the investment.  Purchaser, in making the decision to purchase the Common Stock subscribed for, has relied upon independent investigations made by it and its purchaser representatives, if any, and Purchaser and such representatives, if any, have prior to any sale to it, been given access and the opportunity to examine all material contracts and documents relating to this offering and an opportunity to ask questions of, and to receive answers from, the Company or any person acting on its behalf concerning the terms and conditions of this offering.  The Purchaser and its advisors, if any, have been furnished with access to all materials relating to the business, finances and operation of the Company and materials relating to the offer and sale of the Common Stock which have been requested including the prospectus.  Purchaser and its advisors, if any, have received complete and satisfactory answers to any such inquiries.

MAKE CHECK PAYABLE TO: Forex International Trading Corp.

     Executed this _______day of ___________________, 200_.

____________________________________________                          ____________________________________________

____________________________________________                          Signature of Purchaser

____________________________________________

Address of Purchaser

____________________________________________

Printed Name of Purchaser

Tax ID or SS#:________________________________

PLEASE ENSURE FUNDS ARE IN US DOLLARS

	____________ X $0.01 ____________ =	US$ _______________
Number of Shares Purchased		Total Subscription Price
Form of Payment:	Cash: ____________ Check #: ____________	Other: ______________

Forex International Trading Corp.

By:____________________________

Name:__________________________

Title:___________________________

 Date:__________________________